Exhibit 10.12

Spherix Incorporated

G.V. Levin Exit Agreement Resolution

It is hereby resolved that:

In appreciation of the 37 years of Dr. Gilbert V. Levin’s service as President and/or Chief Executive Officer of Spherix, during which time he also made many significant technical contributions, including the inventions upon which the capitalized value of the Company is largely based; and in anticipation of his retirement from the Company, the following awards are hereby made to him by Spherix:

1.       Upon expiration of Dr. Levin’s Employment Agreement on December 31, 2004, he will continue with the Company in the position of Executive Officer for Science, beginning at an annual salary to be determined, but no less than his current salary of $118,000, serving as a regular employee at the will of the Company, during which time he will continue to participate in his 401(k) plan.  He will remain eligible for election as Director and Chair.

2.       Dr. Levin’s Amended Employment Agreement is hereby restated in the form attached (see Exhibit 10.5).  It provides lifetime payments of $12,500 each quarter following his full retirement from the Company.

3.       Dr. Levin’s Consulting Agreement is hereby restated in the form attached (see Exhibit 10.3).  It limits his post-retirement consultation to any Company requests that may be issued to him from time to time.  No minimum amount of consulting time is required.  For any consulting time so requested and provided, Dr. Levin will be compensated at the rate of $2,000 per day, subject to the Federal CIP, plus related expenses.

4.       The stock option award of 100,000 shares granted to Dr. Levin on November 12, 2003, remains unchanged.

5.       Dr. Levin will be provided suitable office space and secretarial support at Spherix headquarters, and at the newly leased BioSpherix Division location, at no cost to him for a period of three years after his complete retirement from Spherix.

6.       Dr. Levin will be allowed free use of his computer Internet hook-up to Spherix for a period of three years after his complete retirement from the Company.

7.       Dr. Levin is given full title to all Company files on the Viking Mission to Mars, the files on the life detection methods he developed, and title to the related developmental instruments. He will be allowed to store these materials on-site at Spherix at no cost for a period of five years.

8.       Dr. Levin is granted title to the watercolor painting by Willard Bond that hangs in his office.

9.       The Company will defend Dr. Levin from all lawsuits filed against him resulting from legitimate actions taken by him on behalf of the Company.

10.     The Company confirms its Resolution of February 19, 1998, concerning long-term care insurance and health insurance for Dr. Levin and his wife, Karen Levin.

11.     This Resolution and the Agreements and Resolution hereto attached, supersede and replace all previous agreements concerning Spherix’s obligations for Dr. Levin’s retirement benefits.